Exhibit 10.1

2014 HC2 Executive Bonus Plan

The bonus plan shall be subject to, and governed by, the terms of the HC2 Holdings, Inc. 2014 Omnibus Equity Award Plan (or any successor plan intended to qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended).

Corporate Bonus and Individual Bonus

Each plan participant will have two bonus components (i) a component based on growth in the Company’s Net Asset Value (NAV) the (“Corporate Bonus”) and (ii) a component based on individual performance (“Individual Bonus”). For top executives, individual performance will be measured against goals established by the Compensation Committee at the beginning of each fiscal year.

Each plan participant shall have been communicated their Target Corporate Bonus and Target Individual Bonus at the beginning of the fiscal year, or upon hiring or promotion.

Corporate Bonus Funding

All Corporate Bonus awards will be funded from a bonus pool (“Corporate Bonus Pool”) to be determined as follows. The Company will establish a target bonus pool for all plan participants (“Target Pool”) and establish the beginning of year compensation net asset value (“Compensation NAV”) and Compensation NAV per share. Promptly following the end of the fiscal year, the company will determine the company’s end of year Compensation NAV per share, to be certified by the Compensation Committee.

The Company will fund a Corporate Bonus Pool up to 12% of the excess, if any, of (A) end of year Compensation NAV per share divided by (B) beginning of year Compensation NAV per share, and subtracting one from the quotient (NAV Return) less (C) the required threshold return of seven percent (Threshold Return) and, if this net amount is positive, it will be multiplied by (D) beginning of year Compensation NAV. For 2014 only, the Threshold Return shall be zero.

Threshold Performance and High-Water Mark

Notwithstanding any provision of this Plan to the contrary, if the NAV Return is less than the Threshold Return, then no Corporate Bonus shall be awarded for the fiscal year. In addition, if the NAV Return is less than the Threshold Return, then the Corporate Bonus Pool for the next two fiscal years shall be based on a NAV Return using the end of year Compensation NAV per share as compared to the highest end of year Compensation NAV per share for the preceding two fiscal years as the beginning of year Compensation NAV per share, per the formula above.

Corporate Bonus Distribution

If the NAV Return is above the Threshold Return, then the named executive officers (NEOs) will, at the discretion of the Compensation Committee, each be awarded a Corporate Bonus up to the amount of (A) their Target Corporate Bonus divided by (B) the Target Pool times (C) the Corporate Bonus Pool. Top management shall make a recommendation to the Compensation Committee for the allocation of the bonus pool to the remaining plan participants, based upon its judgment of the relative contribution of each participant, including amounts that are not allocated and returned to the company. The Compensation Committee shall approve the amounts of each plan participant’s Corporate Bonus, if any, and authorize its payout.

Payouts, Deferrals, Grants, and Vesting

For each plan participant, their Corporate Bonus up to two times their Target Corporate Bonus, shall be awarded as follows: (a) 40 percent of the award value will be paid in cash within 74 days after the end of the fiscal year for which it is awarded (the Award Date); (b) 25.5% of the award value will be in an unrestricted stock grant, (c) 25.5% of the award value will be granted as restricted stock, which restrictions will lapse on the first anniversary of the date of grant (the “Grant Date”), and (d) 9% of the award will consist of a grant of stock options, half of which will vest and be exercisable on the Grant Date, and the other half of which will vest and be exercisable on the first anniversary of the Grant Date, in each case subject to continued employment on the relevant anniversary, except for any acceleration of vesting under conditions set forth in the participant’s employment agreement. All cash payments, vesting of stock, or exercise of options are subject to withholding and deductions as required by applicable laws.

For each plan participant, their Corporate Bonus in excess of two times their Target Corporate Bonus (Excess Award Value), shall be awarded as follows: (a) 20 percent of the Excess Award Value will be paid in cash at the end of the first anniversary of the Award Date, and 20 percent of the Excess Award Value will be paid in cash at the end of the second anniversary of the Award Date (Deferred Cash), unless Compensation NAV at the end of any of the next two years falls below ending Compensation NAV of the year in which awards are made, as described below; (b) 51% of the Excess Award Value will be granted as restricted stock, which restrictions will lapse in substantially equal installments based on continued service with the Company on each of the second and third anniversary of the Grant Date; and (c) 9% of the Excess Award Value will consist of a grant of stock options which will vest in substantially equal installments on the second and third anniversary of the Grant Date, in each case subject to continued employment on the relevant anniversary, except for any acceleration of vesting under conditions set forth in the participant’s employment agreement. All cash payments, vesting of stock, or exercise of options are subject to withholding and deductions as required by applicable laws.

Malus on Deferrals

If Compensation NAV in either of the two years following a Corporate Bonus award falls below the ending Compensation NAV for the year of the award, then a portion of the Deferred Cash that would otherwise be paid for the fiscal year shall be reduced (and not paid), corresponding to (a) the ending Compensation NAV per share of the year in which the award was earned (b) divided by the ending Compensation NAV per share of the year in which the award was to be paid out, and subtracting one from the quotient, less (c) the Threshold Return. For illustrative purposes only, if the Compensation NAV per share in the first fiscal year after an award of Deferred Cash increases by only 1% over the Compensation NAV per share for the prior fiscal year, then the portion of the Deferred Cash that would otherwise be payable on the first anniversary of the Award Date will be reduced by 6% (NAV Return of 1% less the Threshold Return of 7%); if the Compensation NAV per share in the second fiscal year after an award of Deferred Cash decreases by 10% from the Compensation NAV per share for the fiscal year for which the Deferred Cash was awarded, then the portion of the Deferred Cash that would otherwise be payable on the second anniversary of the Award Date will be reduced by 17% (NAV Return of -10% less the Threshold Award of 7%). Unvested equity is not subject to reduction pursuant to this paragraph.

Individual Bonus

Each plan participant’s achievement of his or her Individual Bonus goals, and the amount of such Individual Bonus, shall be determined by top management or, in the case of top management, by the Compensation Committee. The maximum amount of Individual Bonus shall not exceed two times the Target Individual Bonus. The Compensation Committee shall certify the amounts of each participant’s Individual Bonus, if any, and authorize the payout of the Individual Bonus, which shall be paid within 74 days after the end of the fiscal year for which it is awarded.